Exhibit 99.1

TECFUSIONS, A RAPIDLY GROWING DEVELOPER AND OPERATOR OF AI-READY DATA CENTERS AND POWER INFRASTRUCTURE, SIGNS BUSINESS COMBINATION AGREEMENT WITH APEX TREASURY CORP.

TECfusions is positioned where accelerating AI data center demand meets a scarcity of power-secured capacity.

Company ethos centered on the fusion of ‘Technology, Environment, Community’ focuses on delivering AI-ready capacity while advancing environmental redevelopment and local community outcomes.

Unique adaptive reuse strategy designed to convert legacy industrial sites into AI-ready, power-enabled data center infrastructure, accelerating deployment in power-constrained markets.

The Transaction values TECfusions at a pre-money equity value of $4.0 billion and includes a $35 million PIPE from an institutional investor at $10.00 per share.

Clearwater, FL, and Vero Beach, FL, July 22, 2026 -- TECfusions, Inc. (“TECfusions” or the “Company”), an AI infrastructure company focused on designing, building, and leasing next-generation data centers, and Apex Treasury Corp. (Nasdaq: APXT) (“Apex Treasury”), a publicly traded special purpose acquisition company, today announced that they have entered into a definitive agreement for a business combination (the “Transaction” or the “Business Combination”) that would result in TECfusions becoming a publicly traded company on Nasdaq under the proposed ticker symbol “TECF”. Concurrent with the entry into the definitive Business Combination agreement (the “Business Combination Agreement”), an institutional investor entered into a subscription agreement for an aggregate of $35 million of securities in a PIPE investment at the same $4.0 billion pre-money equity valuation of TECfusions.

BACKGROUND

TECfusions is building a differentiated digital infrastructure platform for the AI era through a vertically integrated approach to AI-ready data center development. The Company’s approach aims to combine adaptive reuse of existing real estate, efficient low water usage cooling, and integrated power infrastructure to support large-scale compute deployments for hyperscalers, neocloud tenants, and enterprise AI customers. This platform is built around three core pillars of Technology, Environment, and Community guiding site selection, development, and operations. TECfusions aims to provide space, power and cooling to its tenants, while avoiding direct exposure to the more volatile GPU ownership and compute layer.

Today, TECfusions has operating and development activity in three strategic U.S. markets, namely Clarksville, Virginia; Tucson, Arizona; and New Kensington, Pennsylvania. These sites have the potential to support a multi-gigawatt (“GW”) development pipeline over time while enabling environmental redevelopment and community partnership programs in legacy industrial markets, and providing a foundation for expansion into additional markets as AI data center demand continues to grow and power availability, site readiness, and speed of deployment become increasingly important.

A core part of TECfusions’ strategy is the adaptive reuse of legacy industrial properties, which can materially accelerate deployment, lower capital expenditures, and reduce zoning and entitlement complexity relative to traditional greenfield development. When paired with an integrated power strategy that includes on-site generation, this approach is designed to give TECfusions greater control over speed, cost, resilience, and scalability as demand for power-secured AI infrastructure continues to increase. By focusing on adaptive reuse, TECfusions aims to convert underutilized industrial properties into productive assets that can support jobs, tax base, and community programs in host markets. This adaptive reuse approach, combined with low-water, high-efficiency cooling and integrated power infrastructure, is designed to support large-scale compute deployments while reducing environmental impact.

TECfusions’ current portfolio reflects a mix of live, contracted, and planned capacity. In Clarksville, Virginia, the Company has 37 megawatts (“MW”) live; in Tucson, Arizona, it has 16 MW live, and an additional 12 MW contracted; and in New Kensington, Pennsylvania, Phase 1 comprises 12 MW that is fully contracted, with 2 MW currently live, and subsequent phases planned to provide for future expansion capacity. Each of these sites has been developed with TECfusions’ Technology, Environment, Community framework in mind, including plans for local employment, training, and redevelopment initiatives.

Simon Tusha, Founder of TECfusions, commented, “This Transaction marks an important milestone for TECfusions and reflects the strength of our strategy to build AI-ready infrastructure where power availability, speed, and execution matter most. We believe the opportunity is being driven not only by rising AI demand, but also by the growing scarcity of power-secured capacity and the need for faster, more flexible deployment models.”

Tusha continued, “As demand for AI and high-performance compute continues to grow, customers increasingly need scalable, resilient data center capacity on timelines that traditional development models often cannot match. As a public company, we anticipate access to the public capital markets will enhance our ability to accelerate development across our existing portfolio, expand into additional strategic markets, and continue building a leading infrastructure platform for the global AI economy in partnership with the communities.”

Ajmal Rahman, Chairman of the Board and Co-Chief Executive Officer of Apex Treasury, stated, “We have been deeply impressed by both the ambition of the TECfusions strategy and the progress the leadership team has already made in bringing that strategy to life. The Company has built a platform that speaks directly to where the market is today, with a focus on power access, accelerated deployment, and AI-ready infrastructure. We also believe the investment opportunity is supported by a visible set of potential catalysts, including customer commitments, site expansion, infrastructure partnerships, and other milestones that can help demonstrate execution as the Company enters the public markets. We are excited to undertake this Transaction with TECfusions; we believe the business is well positioned for its next chapter as a public company, and look forward to supporting that next phase of growth and helping build long-term shareholder value.”

MARKET OPPORTUNITY & CATALYSTS

The U.S. data center market is experiencing a period of sustained expansion, with projected growth of more than 10% annually from $126 billion in 2025 to $277 billion by 2033. Within that market the AI data center segment is expected to grow at more than 20% annually, expanding from $35 billion to $167 billion over the same period, underscoring that an increased share of industry growth is being driven by AI workloads rather than traditional enterprise demand. Supply of suitable AI data center capacity remains tight, leasing activity is expected to remain elevated, and power availability has become a primary bottleneck in site selection.

Alongside this expansion, stakeholders are increasingly focused on the impact of data center growth on power availability, water resources, and local communities. TECfusions’ strategy is designed to address these concerns by combining adaptive reuse, integrated power, and low-water cooling with community partnerships and redevelopment initiatives. At the same time, customers, communities, and policymakers are focused on how data center growth affects power availability, water resources, and local economies. TECfusions’ Technology, Environment, Community model - combining adaptive reuse, integrated power, and low-water cooling - is designed to respond to those concerns while delivering AI-ready capacity.

Importantly, the timing of this opportunity is being shaped by a market that is expanding quickly while becoming harder to serve. AI-driven demand is increasing at the same time that power availability, interconnection timing, and site readiness are all becoming major constraints, which is increasing the value of platforms that can move from site control to energized capacity on accelerated timelines.

Against that backdrop, TECfusions is positioned around one of the most critical constraints in the market: the ability to deliver powered, AI-ready capacity quickly in an environment where demand is accelerating and both power-secured and thermally capable capacity remain constrained. The business model aims to combine adaptive reuse, integrated power, and a stated 3+ GW development plan, which the Company believes can compress deployment timelines from years to months and reduce reliance on constrained utility interconnection queues.

TECfusions also sees a number of visible catalysts that could support continued momentum, including additional government-backed infrastructure or energy initiatives, hyperscaler and neocloud commitments, new site announcements, offtake and leasing agreements, and community partnerships tied to redevelopment and job creation. The Company believes the policy backdrop is becoming increasingly relevant, as government-supported energy and infrastructure initiatives may further elevate the strategic importance of grid-resilient, rapidly deployable AI infrastructure. Visible catalysts include site development milestones, leasing and offtake agreements, hyperscaler and neocloud commitments, government-supported energy and infrastructure initiatives, and community redevelopment and job-creation programs across TECfusions’ markets.

DIFFERENTIATION

TECfusions’ differentiation is built around three key elements - experienced leadership, infrastructure control, and exposure to a structurally supply-constrained market - all underpinned by its Technology, Environment, Community focus. The Company provides powered shell, colocation, and turnkey deployment options depending on customer needs.

At the center of that positioning is founder Simon Tusha, who over more than two decades has worked across five continents and completed more than 1,500 data center projects.

Under the founder’s guidance and with a leadership team with extensive experience in the data center market, TECfusions has built a model intended to offer greater control over the elements that matter most in today’s development environment. By combining site development, power strategy, and infrastructure delivery in one coordinated approach, and by using adaptive reuse and on-site generation to reduce dependence on traditional greenfield timelines and utility interconnection processes, the Company is aiming to improve speed to market, delivery certainty, and capital efficiency. Those attributes are increasingly important as customers seek deployable, high-density infrastructure on tighter timelines.

Accordingly, TECfusions’ strategy is designed to compete where market friction is highest. Rather than approaching development as a sequence of separate real estate, utility, and construction steps, the Company integrates those elements into a single execution model intended to reduce delays, improve delivery certainty, and better align capacity build-out with customer demand. That is particularly relevant in markets where power access and speed to deployment are becoming key differentiators.

TECfusions has already demonstrated initial execution of its strategy:

●	37 MW live and fully leased in Clarksville, Virginia,

●	16 MW live and fully leased, with an additional 12 MW contracted, in Tucson, Arizona, and

●	2 MW live and fully leased, with an additional 10 MW contracted, in New Kensington, Pennsylvania.

The Company’s flagship site at New Kensington, Pennsylvania includes a 1,400-acre campus with existing industrial structures totaling more than one million square feet, as well as on-site wells accessing Marcellus Shale natural gas. The New Kensington campus is also a focal point for TECfusions’ environmental redevelopment and community partnership efforts, including plans for local employment, training, and long-term engagement with regional stakeholders.

The Company believes its existing site plans can support capacity of at least 3 GW reflecting the scale of the development opportunity embedded in the current portfolio and future phases of site expansion.

TECfusions’ strategy is tied not only to long-term AI demand growth, but also to participation in one of the more supply-constrained and strategically important layers of digital infrastructure, where power, cooling, and deployment capacity are becoming increasingly important drivers of value creation. The Company also believes its strategy can support environmental redevelopment, local job creation, and community partnerships across the Company’s markets.

TRANSACTION SUMMARY

The Transaction values TECfusions at a pre-money equity value of $4.0 billion and implies a pro forma enterprise value of approximately $4.2 billion, assuming no redemptions by existing Apex Treasury public shareholders and $35 million in gross committed PIPE proceeds. Expected proceeds are intended to support development across existing sites and balance sheet growth and pay transaction expenses. The Transaction is expected to provide TECfusions with additional access to the public capital markets to support site development, future expansion, and broader strategic flexibility as demand for AI-ready infrastructure continues to grow.

Following closing, TECfusions’ existing management team is expected to continue leading the combined company following the Transaction (the “Combined Company”), and TECfusions shareholders are expected to roll over 100% of their equity into the public company. The Transaction has been approved by the boards of directors of both TECfusions and Apex Treasury and is anticipated to close during the fourth quarter of 2026, subject to customary closing conditions, including approval by Apex Treasury’s shareholders.

A summary of the material terms of the Transaction, including a copy of the Business Combination Agreement and other related documents, will be included in a Current Report on Form 8-K to be filed by Apex Treasury with the U.S. Securities and Exchange Commission (the “SEC”). Additional information about the proposed Business Combination will be described in the registration statement on Form S-4, which Apex Treasury and TECfusions will file with the SEC.

INVESTOR WEBINAR

TECfusions and Apex Treasury will host a joint investor information webinar on Tuesday, July 28, 2026 at 11:00am Eastern Time, to provide additional detail on the Transaction, TECfusions’ strategy, its operating footprint, and the outlook for AI-focused data center infrastructure demand.

The webinar will feature a management presentation followed by a live question-and-answer session. Discussion topics are expected to include the Company’s adaptive reuse model, integrated power strategy, and community engagement efforts across its strategic markets.

To register for the webinar, please visit: https://us06web.zoom.us/webinar/register/WN_08lojRIWTv6fb3IoFxg-Iw

For those unable to attend live, a replay of the webinar will be made available on the TECfusions website following the event at www.tecfusions.com.

ADVISORS

Revere Securities LLC is acting as financial advisor to TECfusions and PIPE placement agent in connection with the Transaction. Paul Hastings LLP is serving as legal counsel to TECfusions, and Sidley Austin LLP is serving as legal counsel to Apex Treasury. Alliance Advisors Investor Relations is serving as investor and media relations advisor for the Transaction.

ABOUT TECFUSIONS

TECfusions is building the future of AI infrastructure with a planned multi-gigawatt capacity opportunity across a rapidly expanding data center portfolio, guided by its Technology, Environment, Community framework. Designed for speed, scale, and sustainability, TECfusions’ facilities support demanding high-density compute environments and enable rapid deployment for neocloud, enterprise AI, and GPU-as-a-Service providers. By combining adaptive reuse strategies, low-water, high-efficiency cooling, robust power availability, and operational excellence, TECfusions develops and manages next-generation data center infrastructure built to support the growing demands of AI and high-performance computing while advancing environmental redevelopment and community outcomes. For more information, visit www.tecfusions.com.

ABOUT APEX TREASURY CORP.

Apex Treasury Corp. (Nasdaq: APXT) is a special purpose acquisition company formed to pursue a business combination with a high-potential target company. For more information, visit www.apextreasurycorp.com.

FORWARD-LOOKING STATEMENTS

The information in this press release may include “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements include: projections of market opportunity and market share; estimates of customer penetration rates and usage patterns; projections regarding TECfusions’ ability to commercialize new products and technologies; projections of development and commercialization costs and timelines; expectations regarding TECfusions’ ability to execute its business model; expectations regarding TECfusions’ ability to attract, retain, and expand its customer base; TECfusions’ expectations concerning relationships with strategic partners, suppliers, governments, state-funded entities, regulatory bodies and other third parties; TECfusions’ ability to maintain, protect, and enhance its intellectual property; future partnerships, ventures or investments in companies, products, services or technologies; the successful consummation and potential benefits of the Transaction, including the anticipated PIPE financing; and the potential for TECfusions to increase in value.

These forward-looking statements are provided for illustrative purposes only and must not be relied on as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. These statements are subject to known and unknown risks, uncertainties and assumptions that may cause the actual results, levels of activity, performance or achievements of the Combined Company to be materially different from any future results expressed or implied by such statements. Such risks and uncertainties include: that TECfusions is pursuing an emerging technology and may not achieve commercialization or market acceptance; TECfusions’ historical net losses and limited operating history; expectations regarding future financial performance, capital requirements and unit economics; TECfusions’ competitive landscape; dependence on key management; the potential need for additional future financing; TECfusions’ ability to manage growth; reliance on strategic partners and third parties; risks associated with privacy, data protection or cybersecurity incidents; the use, rate of adoption, and regulation of artificial intelligence and machine learning; uncertainty or changes with respect to laws, regulations, taxes, trade conditions and the macroeconomic environment; the Combined Company’s ability to maintain internal control over financial reporting; the possibility that required regulatory approvals for the Transaction are delayed or not obtained; the risk that Apex Treasury shareholders could elect to have their shares redeemed; the outcome of any legal proceedings or government investigations; failure to realize the anticipated benefits of the Transaction; and other factors described in Apex Treasury’s filings with the SEC. If any of these risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither TECfusions nor Apex Treasury presently know or that TECfusions or Apex Treasury currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect TECfusions’ and Apex Treasury’s expectations, plans or forecasts of future events and views as of the date of this press release. Neither TECfusions nor Apex Treasury undertakes any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances. Nothing contained herein constitutes or will be deemed to constitute a forecast, projection or estimate of the future financial performance of TECfusions, Apex Treasury or the Combined Company, following the implementation of the Transaction or otherwise. Accordingly, undue reliance should not be placed on these statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

An investment in Apex Treasury is not an investment in any of our founders’ or sponsors past investments, companies or affiliated funds. The historical results of those investments are not indicative of future performance of Apex Treasury, which may differ materially from the performance of our founders’ or sponsors past investments.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Transaction will be submitted to shareholders of Apex Treasury for their consideration. Apex Treasury and TECfusions intend to file a registration statement on Form S-4 (the “Registration Statement”) with the SEC, which will include preliminary and definitive proxy statements to be distributed to Apex Treasury’s shareholders in connection with Apex Treasury’s solicitation for proxies for the vote by Apex Treasury’s shareholders in connection with the Transaction and other matters to be described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to TECfusions’ shareholders in connection with the completion of the Transaction. After the Registration Statement has been filed and declared effective, a definitive proxy statement and other relevant documents will be mailed to shareholders of Apex Treasury as of the record date established for voting on the Transaction. Before making any voting or investment decision, Apex Treasury shareholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus and any amendments thereto and, once available, the Registration Statement, definitive proxy statement/prospectus, as well as other documents filed with the SEC by Apex Treasury in connection with the Transaction because these documents will contain important information about Apex Treasury, TECfusions and the Transaction. Shareholders may obtain a copy of the preliminary or definitive proxy statement/prospectus, once available, as well as other documents filed by Apex Treasury with the SEC, without charge, at the SEC’s website located at www.sec.gov or by directing a written request to Apex Treasury Corp, 2035 Regatta Drive, Vero Beach, FL 32963; or TECfusions, Inc., 19995 US Highway 19 N, Clearwater, FL 33764.

PARTICIPANTS IN THE SOLICITATION

Apex Treasury, TECfusions and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Apex Treasury’s shareholders in connection with the Transaction. Information regarding the persons who may be deemed participants will be set forth in the proxy statement/prospectus when filed by Apex Treasury with the SEC. You can find more information about Apex Treasury’s directors and executive officers in the Registration Statement and the proxy statement/prospectus that forms a part thereof, once available. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the Registration Statement and the proxy statement/prospectus which forms a part thereof when it becomes available. Shareholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

PRIVATE PLACEMENT; NO OFFER OR SOLICITATION

The securities to which this press release relates have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. This press release relates to securities that Apex Treasury intends to offer in reliance on exemptions from the registration requirements of the Securities Act and other applicable laws. These exemptions apply to offers and sales of securities that do not involve a public offering. This press release and any statements made in connection with this press release are for informational purposes only and do not constitute an offer to sell or the solicitation of an offer to buy, or a recommendation to purchase, any securities, or a solicitation of any vote, consent or approval, nor shall there be any sale of securities in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale may be unlawful under the securities laws of any such jurisdiction. This communication is not, and under no circumstances is to be construed as, a prospectus, an advertisement or a public offering of the securities described herein in the United States or any other jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, or exemption therefrom.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE BUSINESS COMBINATION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CONTACTS

TECfusions & Apex Treasury Corp.

Media Contact
Fatema Bhabrawala
fbhabrawala@allianceadvisors.com

Investor Relations
Simon Willcocks
TECfusionsIR@allianceadvisors.com